Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES SECOND QUARTER

2011 RESULTS

Company Produced Solid Pre-Season Order Period; Updates 2011 Outlook

Second Quarter Highlights:

•                  Net sales increased 8.0% from Q2 FY’10 to $71.6 million

•                  Adjusted EBITDA of $21.9 million in line with previous year period

•                  Adjusted earnings per diluted share of $0.49

•                  Company completed a restructuring of its debt agreement in April

•                  Stockholders of the company completed secondary offering of 5.75 million shares in May

August 8, 2011 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the second quarter ended June 30, 2011 and updated its outlook for 2011.

Second Quarter Results

Douglas Dynamics’ pre-season sales period is comprised of the second and third quarters combined. To encourage distributors to receive shipments prior to the peak fourth quarter retail selling season, the Company offers promotional financial and freight terms to distributors that place orders during the second quarter. These orders are then shipped during the second and third quarters.  The timing of these shipments between the second and third quarters can vary year to year based upon a number of factors, including distributor inventory levels and space availability. Similar to 2010, 2011 pre-season orders have shifted from long-term traditional patterns to be more heavily weighted towards the second quarter versus the third quarter.

Net sales were $71.6 million in the second quarter of 2011, representing an 8.0% increase from the corresponding period in 2010. This increase in net sales reflects stronger total pre-season orders compared to the prior year and the timing of pre-season shipments shifting toward the second quarter versus the third quarter, similar to the prior year.

James L. Janik, President and Chief Executive Officer of Douglas Dynamics commented, “We are pleased with our second quarter performance in which certain stockholders successfully completed a secondary offering, restructured our debt agreement and delivered solid financial results. During the quarter, we achieved a year-over-year increase in equipment shipments and parts and accessories across our core markets. We continue to see cautious optimism from our

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distributors, which is translating into improved results as they begin to prepare for the winter retail selling season.”

Net income was $9.7 million, or $0.44 per diluted share, in the second quarter of 2011 compared to net income of $0.1 million, or $0.00 per diluted share, in the second quarter of 2010. Net income in the second quarter of 2011 included $0.6 million of expenses, net of taxes, incurred as a result of the Company’s secondary offering. Net income in the second quarter of 2010 included non-recurring expenses of $10.2 million, net of taxes, incurred at the time of the Company’s initial public offering. Adjusted net income was $10.7 million, or $0.49 per diluted share. Please see the Explanation of Earnings table below for details regarding adjusted net income.  The estimated effective tax rate for 2011 is 39.0%.

Explanation of Earnings

	Three Months ended June, 30, 2011		Three Months ended June, 30, 2010
$ Millions, except per-share amounts	Income	Diluted EPS	Income	Diluted EPS
Net Income (GAAP)	$9.7	$0.44	$0.1	$0.00
Excluded expenses, net of tax
- Buyout of the management services agreement	0.0	0.00	3.6	0.19
- Loss on extinguishment of debt	0.4	0.02	4.9	0.27
- Liquidity bonus payment	0.0	0.00	0.6	0.03
- Stock based compensation	0.0	0.00	1.1	0.06
- Offering costs	0.6	0.03	0.0	0.00
Adjusted Net Income (non-GAAP)	$10.7	$0.49	$10.3	$0.55

The Company reported Adjusted EBITDA of $21.9 million in the second quarter of 2011, a slight increase compared to Adjusted EBITDA of $21.7 million in the second quarter of 2010.  As expected, current year gross margins softened compared to the second quarter 2010 due to unusually favorable product mix in the prior year.  This margin variance versus prior year was largely negated by the incremental profit generated by the 2011 second quarter revenue increase.

Balance Sheet and Liquidity

During the first six months of 2011, the Company recorded net cash used in operating activities of $2.9 million compared to net cash used in operating activities of $24.7 million in the same period last year. This improvement was driven by working capital changes and non-recurring cash costs incurred at the time of the Company’s initial public offering in the second quarter of 2010, namely the buyout of the management services agreement totaling $5.8 million and liquidity bonus payment of $1.0 million. Additionally, the Company made $9.5 million in interest payments in the first six months of 2010 related to the senior notes, which were paid off with the proceeds of the initial public offering.

Inventory was $30.9 million at the end of the second quarter of 2011, an increase of $5.3 million compared to the second quarter of 2010. Inventory levels were lower in 2010 as the Company reduced second quarter production levels during the Johnson City plant closure process.

Accounts receivable at the end of second quarter of 2011 were $56.4 million, a nominal decrease of $2.3 million compared to the second quarter of 2010.

On April 18, 2011 the Company completed a restructuring of its debt agreement, extending maturity on the term loan to 2018 and the ABL revolver to 2016. The new agreement contains a reduction in interest rates and adds acquisition flexibility into the base agreement.

Secondary Offering

On May 20, 2011, certain of the stockholders of Douglas Dynamics, Inc. (the “Company”), including affiliates of Aurora Capital Group and Ares Management, closed a registered secondary offering of 5,750,000 shares (the ‘Shares”) of the Company’s common stock.

Dividend Policy

As previously reported on June 9, 2011, Douglas Dynamics declared a quarterly cash dividend of $0.20 per share on the Company’s common stock. The declared $0.20 per share cash dividend was paid on June 30, 2011 to stockholders of record as of the close of business on June 20, 2011.

Outlook

Based on second quarter results and current trends, the Company expects net sales for the full year 2011 to range from $185.0 million to $215.0 million, Adjusted EBITDA of $48.0 million to $58.0 million and Adjusted earnings per share of $0.76 per share to $1.04 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the snowbelt regions in North America will experience average snowfall in the Company’s core markets.   If economic conditions worsen and/or snowfall is below average the Company’s net sales, Adjusted EBITDA, and Adjusted Earnings per Share for the full year could fall below the projected ranges.

Mr. Janik concluded, “We expect the entire 2011 pre-season (April through September) shipping performance to be moderately stronger than last year due to the strong 2010/2011 snow fall.  However, we continue to see caution based on overall concerns regarding the economy.”

Webcast Information

The Company will host an investor conference call on Tuesday, August 9, 2011 at 10:00 a.m. Central Daylight Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry. Additional press releases and investor relations information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and Adjusted earnings per diluted share represents net income or earnings per share respectively, as determined under GAAP, excluding certain expenses incurred at the time of our IPO in 2010; namely the buyout of our management services agreement, loss on extinguishment of debt, stock based compensation expense associated with the net exercise of stock options and the payment of cash bonuses under our liquidity bonus plan, certain expenses incurred at the time of our secondary offering in 2011 and a loss on extinguishment of debt incurred in 2011.   Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain non-recurring charges related to the closure of our Johnson City, Tennessee manufacturing facility, and certain unrelated legal expenses, as well as management fees paid by the Company to affiliates of the Company’s principal stockholders, stock based compensation, payment of cash bonuses under our liquidity bonus plan, loss on extinguishment of debt and offering costs.

The Company uses, and believes investors benefit from the presentation of Adjusted EBITDA in evaluating our operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, and amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections. Management also uses Adjusted EBITDA to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Management believes that the presentation of Adjusted net income and Adjusted earnings per diluted share for the three and six months ended June 30, 2011 and June 30, 2010 allows investors to make meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management.  Because the excluded items are not predictable or consistent, management does not consider them when evaluating our performance or when making decisions regarding allocation of resources.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Reconciliation of Net Income to Adjusted Net Income” and “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows, included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, our ability to develop new products or improve upon existing products in reponse to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends and our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors,” in our quarterly report on Form 10-Q for the quarter ended June 30, 2011.  You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$165	$20,149
Accounts receivable, net	56,381	37,040
Inventories	30,905	23,481
Deferred income taxes	7,181	7,142
Prepaid income taxes	—	29
Prepaid and other current assets	909	1,131
Total current assets	95,541	88,972

Property, plant, and equipment, net	21,298	21,962
Assets held for sale	1,732	1,779
Goodwill	107,222	107,222
Other intangible assets, net	124,348	126,948
Deferred financing costs, net	3,786	953
Other long-term assets	158	207
Total assets	$354,085	$348,043

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,966	$2,847
Accrued expenses and other current liabilities	13,522	11,923
Accrued interest	305	23
Income taxes payable	3,183	—
Current portion of long-term debt	1,071	1,183
Total current liabilities	23,047	15,976

Retiree health benefit obligation	7,430	7,235
Pension obligation	10,329	10,753
Deferred income taxes	25,104	22,650
Deferred compensation	947	1,067
Long-term debt, less current portion	122,714	119,971
Other long-term liabilities	525	898

Total stockholders’ equity	163,989	169,493
Total liabilities and stockholders’ equity	$354,085	$348,043

1

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(unaudited)		(unaudited)

Net sales	$71,557	$66,243	$95,047	$80,890
Cost of sales	45,219	41,182	59,638	53,849
Gross profit	26,338	25,061	35,409	27,041

Selling, general, and administrative expense	6,751	7,900	12,661	13,708
Intangibles amortization	1,300	1,540	2,600	3,080
Management fees-related party	9	5,966	26	6,313

Income from operations	18,278	9,655	20,122	3,940

Interest expense, net	(2,142)	(2,989)	(4,347)	(6,704)
Loss on extinguishment of debt	(673)	(7,967)	(673)	(7,967)
Other income (expense), net	(74)	(1)	(187)	5
Income (loss) before taxes	15,389	(1,302)	14,915	(10,726)

Income tax expense (benefit)	5,666	(1,377)	5,992	(5,082)

Net income (loss)	$9,723	$75	$8,923	$(5,644)
Less: Net income attributable to participating securities	114	—	110	—
Net income (loss) attributable to common shareholders	$9,609	$75	$8,813	$(5,644)

Weighted average number of common shares outstanding:
Basic	21,661,662	18,236,818	21,536,441	16,339,816
Diluted	21,768,385	18,520,117	21,667,544	16,339,816

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.44	$—	$0.41	$(0.35)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.44	$—	$0.41	$(0.35)
Cash dividends declared and paid per share	$0.20	$—	$0.77	$—

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Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2011	June 30, 2010
	(unaudited)

Operating activities
Net income (loss)	$8,923	$(5,644)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,102	6,644
Amortization of deferred financing costs	286	611
Loss on extinguishment	673	7,967
Amortization of debt discount	56
Stock-based compensation	746	1,821
Provision for losses on accounts receivable	408	167
Deferred income taxes	2,415	2,216
Changes in operating assets and liabilities:
Accounts receivable	(19,749)	(26,640)
Inventories	(7,424)	1,073
Prepaid and other assets and prepaid income taxes	300	(6,729)
Accounts payable	2,119	1,267
Accrued expenses and other current liabilities	5,064	(7,349)
Deferred compensation	(120)	125
Benefit obligations and other long-term liabilities	(666)	(237)
Net cash provided by (used in) operating activities	(2,867)	(24,708)

Investing activities
Capital expenditures	(840)	(1,854)
Proceeds from sale of equipment	49	—
Net cash used in investing activities	(791)	(1,854)

Financing activities
Stock repurchases	—	(2)
Proceeds from exercise of stock options	1,277	—
Payment of call premium and post payoff interest on senior notes redemption	—	(3,876)
Collection of stockholders’ notes receivable	482	540
Payments of financing costs	(3,454)	(2,605)
Dividends paid	(16,868)	—
Revolver borrowings	—	20,000
Proceeds from public offering, net	—	63,938
Borrowings on long-term debt	123,750	40,000
Repayment of long-term debt	(121,513)	(150,525)
Net cash provided by (used in) financing activities	(16,326)	(32,530)
Change in cash and cash equivalents	(19,984)	(59,092)
Cash and cash equivalents at beginning of year	20,149	69,073
Cash and cash equivalents at end of quarter	$165	$9,981

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Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2011	2010	2011	2010

Net income (loss)	$9,723	$75	$8,923	$(5,644)

Interest expense - net	2,142	2,989	4,347	6,704
Income tax expense (benefit)	5,666	(1,377)	5,992	(5,082)
Depreciation expense	754	1,546	1,501	3,564
Amortization	1,300	1,540	2,601	3,080
EBITDA	19,585	4,773	23,364	2,622

Management Fees	9	5,966	26	6,313
Stock based compensation	481	1,821	746	1,821
Loss on extinguishment	673	7,967	673	7,967
Liquidity bonus payment	—	1,003	—	1,003
Offering costs	1,036	—	1,036	—
Other non-recurring charges (1)	122	199	124	818
Adjusted EBITDA	$21,906	$21,729	$25,969	$20,544

(1) Reflects severance and one-time, non-recurring expenses for costs related to the closure of our Johnson City facility of $389 and $829 for the three and six months ended June 30, 2010, respectively, $122 and $477 of unrelated legal and consulting fees for the three months ended June 30, 2011 and 2010, respectively, and $124 and $656 for the six months ended June 30, 2011 and 2010 respectively, and $667 gain on other post employment benefit plan curtailment related to the Johnson City plant closure for the three and six months ended June 30, 2010.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three months ended	Three months ended	Six month period ended	Six month period ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Income (loss) (GAAP)	$9.7	$0.1	$8.9	$(5.6)
Addback expenses, net of tax at 39.0% and 38.0% for 2011 and 2010, respectively:
- Buyout of the management services agreement	$0.0	$3.6	$0.0	$3.6
- Loss on extinguishment of debt	$0.4	$4.9	$0.4	$4.9
- Liquidity bonus payment	$0.0	$0.6	$0.0	$0.6
- Non-recurring stock based compensation expense	$0.0	$1.1	$0.0	$1.1
- Offering costs	$0.6	$0.0	$0.6	$0.0
Adjusted Net Income (non-GAAP)	$10.7	$10.3	$9.9	$4.6

Average Basic Common Shares	21,661,662	18,236,818	$21,536,441	16,339,816
Average Common Shares Assuming Dilution	21,768,385	18,520,117	$21,667,544	16,639,224

Adjusted earnings per common share - basic	$0.49	$0.56	$0.46	$0.28
Adjusted earnings per common share - dilutive	$0.49	$0.55	$0.46	$0.27